EXHIBIT 99.1

              Greenhouse Solutions Provides Shareholder Update and
                   Appointment of New Chief Executive Officer



     GREENWOOD  VILLAGE,  CO--(Jan 22, 2015) - Greenhouse  Solutions,  Inc. (OTC
PINK: GRSU) is pleased to announce the appointment of Rik J. Deitsch as the Company's new Chief Executive Officer effective January 28th, 2015. Along with this appointment, the Company is announcing the recent acquisition of the rights to a Patent developed by world-renowned scientist Dr. M.S Reddy. The patent covers a wide variety of therapeutic and nutraceutical cannabis and industrial hemp products. Greenhouse solutions has also received exclusive license rights to a number of cutting edge proprietary nutraceutical formulations.

     Greenhouse Solutions Inc is evolving its business model into a Company focused on the development, marketing, production, and sales of cannabidiol ("CBD") products for both the personal health and companion pet markets utilizing a licensed probiotic delivery system (US Patent #6,080,401). Cannabidiol (CBD) is a naturally-occurring substance found in both the cannabis and hemp species of the Cannabis Sativa plant. The extracted oil is non-psychoactive and is actively being researched and implemented in a number of conditions, including: Dravet Syndrome, Multiple Sclerosis (MS), depression and schizophrenia. As research continues into the broad spectrum of uses for CBD, Greenhouse Solutions will seek to develop and produce various products for the wellness marketplace that utilize the ingredient.

     The use of pre- and pro-biotics have become commonplace in the last few years, with research providing evidence for their benefit in the treatment and prevention of a variety of gastrointestinal issues as well as immune system dysfunctions. Probiotics are bacteria or micro-organisms that are beneficial to the health of an individual. The licensed patent includes the introduction of probiotics as part of the delivery method for certain therapeutic products. This will enable the Company to deliver a number of different therapeutics with the help of probiotics more efficiently and at lower dosages thus reducing possible complications as well as increasing efficacy. The licensed delivery method significantly reduces possible side effects over traditional methods.

     Additionally, Greenhouse is offering solutions to the start, expansion and efficiency of hydroponic and agricultural businesses nationwide through their division, Greenhouse Design & Consulting. They have put together a team of experts comprised of the industry leading architects, mechanical engineers, hydroponic equipment experts, proven master cultivators and current owners and operators of one of the largest and best known cultivation and dispensary brands nationwide. The Design and Consulting team at Greenhouse has successfully designed, built and operated over 300 combined commercial facilities equating to almost one million sq. ft. nationwide, far exceeding any known competitors in the space. The company expects to announce the team as well as details on current jobs in progress in the near future.

     Lastly, through Greenhouse Solution's GreenFit and GreenSlim divisions, the company is currently developing a full line of sports nutritional and weight loss supplements implementing the use of the probiotic patent. The patented technology is expected to solve many of the digestive problems associated with products currently on the market today as well as increasing the efficacy and nutritional value of the products.


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     Management  is pleased to announce  the  addition of Rik J.  Deitsch as the
Company's new CEO effective January 28th, 2015. Rik J. Deitsch has been the President, Chief Executive Officer and a Director of Nutra Pharma Corporation, a biotechnology company focused on Cancer and M.S. research, since November 7, 2002. From February 1998 through November 2002, Mr. Deitsch served as the President of NDA Consulting Inc., a biotechnology research group that provided consulting services to the pharmaceutical industry. NDA Consulting specialized in the research of peptides derived from Cone Snail venom, Cobra venom and Gila Monster venom. Mr. Deitsch holds both a B.S. in Chemistry and an M.S. in Biochemistry from Florida Atlantic University and has conducted clinical and laboratory research in collaboration with scientists at Duke University Medical Center and the Cleveland Clinic. Mr. Deitsch is an adjunct professor and teaches several courses for Florida Atlantic University's College of Business and Continuing Education Department. Mr. Deitsch is also the author of two books:
Are you Agewise: a Guide to Healthy Aging and Invisible Killers: the Truth About Environmental Genocide. He has been appointed as a Director and as the CEO due to his extensive experience in the nutraceutical and pharmaceutical industry.

     "I'm very excited to join the team at Greenhouse Solutions January 28th, 2015," commented Rik J Deitsch, the Company's new CEO. "I'm thrilled to be a part of what I feel will be a revolutionary and unique opportunity to become innovators while potentially changing lives," he continued. "I've been working in natural products chemistry for almost 20 years and working in the CBD field is something I've been very interested in given the scope of possibilities with this naturally occurring substance. What's been accomplished so far is just the tip of the iceberg and I believe that the best is yet to come," he concluded.

     "Adding someone of Rik's caliber to the team, accompanied by his lengthy background and experience in the nutraceutical world will be invaluable for the company," explained John George Michak III, the Company's Chief Operating Officer. "Rik has a large network of distributors, manufacturers and is very familiar with the FDA guidelines through his work with Nutra Pharma. We couldn't be more excited to bring Rik on board and we look forward to a bright future," he concluded.

     We encourage all current and prospective shareholders to visit our website at: http://www.greenhousesolutionsinc.com

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The change in management and announcements made herein should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:

Info.ir@greenhousesolutionsinc.com

720-528-4050